Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 28, 2022, by and among Bullseye FinCo, Inc., a Delaware corporation (the “Buyer”) and the stockholders of BTRS Holdings Inc., a Delaware corporation (the “Company”) listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Buyer and the Stockholders are referred to individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Bullseye Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”) and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d- 3 under the 1934 Act) of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock and any additional Company Securities that such Stockholder holds or may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) to which the Company is or will be a party and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), (c) resolved, subject to Section 6.03(b) of the Merger Agreement, to recommend approval and adoption of the Merger Agreement by the stockholders of the Company and (d) directed that the Transaction Documents to which the Company is or will be a party be submitted to the stockholders of the Company for their adoption; and

WHEREAS, as an inducement and condition for Buyer and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.   Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article 10 thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Applicable Law or otherwise), either voluntary or involuntary, or entry into any option, Contract, arrangement, understanding or commitment with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Applicable Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) or similar arrangement with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) entry into any option, Contract, arrangement, understanding or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above; provided, however, that Transfer shall not include any such action between Stockholders who are a party to this Agreement or to an Affiliate or family member (or trust or other entity for benefit of family members) of a Stockholder who contemporaneously executes a joinder to this Agreement.

2.   Agreement to Not Transfer the Covered Shares.

2.1   No Transfer of Covered Shares. Until the Expiration Time, (a) each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Buyer (to be granted or withheld by Buyer for any reason or no reason) and (b) each Stockholder shall not seek or solicit any such Transfer or any such option, Contract, arrangement, understanding or commitment with respect to any Transfer. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2   Update of Beneficial Ownership Information. Promptly following the written request of Buyer, or upon a Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the 1934 Act) or record ownership of additional shares of Company Stock or other Company Securities after the date hereof, such Stockholder will send to Buyer a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder irrevocably agrees to cause any of its Affiliates that acquires any shares of Company Stock or other Company Securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Buyer to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company Securities shall be deemed Covered Shares for all purposes hereunder.

3.   Agreement to Vote the Covered Shares.

3.1   Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment, recess or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a)   in favor of (i) the Merger and the approval and adoption of the Merger Agreement, including any amended and restated Merger Agreement or amendment to the Merger Agreement that increases the Merger Consideration or otherwise is or results in the Merger Agreement being more favorable to the Stockholders than the Merger Agreement in effect as of the date of this Agreement, (ii) the approval of any proposal to adjourn or postpone any Stockholders Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held and (iii) the approval of any other matter considered and voted upon by the stockholders of the Company at the Company Meeting as contemplated as of the date hereof by Section 8.03 of the Merger Agreement or as advised by the board of directors of the Company; and

(b)   against (i) any action or agreement that would or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or that would result or would reasonably be expected to result in any condition set forth in Article 9 of the Merger Agreement not being satisfied on a timely basis, (ii) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

3.2   Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3   Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Buyer to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

3.4   Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time any Stockholder is restricted from taking any action pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement by any applicable law or any order issued by any Government Authority, then (a) the obligations of each Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (b) each Stockholder shall cause the Covered Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested.

4.   Waiver of Dissenter and Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the Merger or any related transaction that the Stockholder may have by virtue of, or with respect to, the Covered Shares, including under Section 262 of the DGCL.

5.   Acquisition Proposals.

5.1   Until the Expiration Time, (a) each Stockholder (solely in the capacity as a stockholder of the Company) shall not, and shall direct its Affiliates and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) encourage or recommend any other holder of Company Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Merger, or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement, voting agreement, support agreement or other similar agreement in connection with any Acquisition Proposal or (v) agree to do any of the foregoing and (b) each Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall direct its Affiliates and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.

5.2   Until the Expiration Time, each Stockholder (solely in the capacity as a stockholder of the Company) agrees to notify Buyer promptly (and in any event within twelve (12) hours) after receipt of any Acquisition Proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to an Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Proposal. Such notice shall (A) indicate the identity of the Person who has made or could reasonably be expected to make an Acquisition Proposal and (B) include a copy of any relevant written documents or agreements delivered to such Stockholder or its Representatives in connection with such inquiry, proposal or offer (or, if not delivered in writing, a summary of the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request). Thereafter, such Stockholder shall keep Buyer reasonably informed, on a prompt basis (and in any event within one (1) Business Day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Buyer with a copy of any relevant written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)).

5.3   Notwithstanding the foregoing, if the Company is permitted, pursuant to Section 6.03 of the Merger Agreement, to have discussions or negotiations with respect to an Acquisition Proposal, each Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with the Person or group making such Acquisition Proposal to the same extent as the Company is permitted to do so under Section 6.03 of the Merger Agreement, subject to compliance by such Stockholder with Section 5.2 above.

6.   No Legal Action. Each Stockholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding in its capacity as a Stockholder which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by any of the Stockholders (or their performance hereunder solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that any of the Stockholders have (or may be alleged to have) to the Company or to the other holders of the Company Stock.

7.   Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

8.   Notice of Certain Events. Each Stockholder shall notify Buyer in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9.   Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Buyer that:

9.1   Due Authority. Each Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If any Stockholder is not a natural person, (a)

such Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and (b) the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding obligation of each Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Applicable Laws affecting creditors’ rights and remedies generally.

9.2   Ownership of the Covered Shares. (a) Each Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than those created by this Agreement and (b) each Stockholder has sole voting power over all of the Covered Shares beneficially owned by each Stockholder. Each Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholders do not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares. Any additional Company Securities acquired by the Stockholders after the date hereof and prior to the Expiration Time will be owned beneficially or of record by the Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than those created by this Agreement. Each Stockholder has and will have at all times through the Expiration Time sufficient rights and powers over voting and disposition with respect to the matters set forth in Section 2 and Section 3, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to the terms of this Agreement. All of the Covered Shares are, as of the date hereof, held directly by the Stockholders.

9.3   No Conflict; Consents.

(a)   The execution and delivery of this Agreement by each Stockholder does not, and the performance by each Stockholder of its obligations under this Agreement and the compliance by each Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Applicable Laws applicable to the Stockholders, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by each Stockholder pursuant to any Contract or obligation to which each Stockholder is a party or by which each Stockholder is subject.

(b)   No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the 1934 Act, filing with, any Governmental Authority or any other Person, is required by or with respect to each

Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4   Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of each Stockholder, threatened against or affecting each Stockholder that would reasonably be expected to materially impair the ability of each Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.5   Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of each Stockholder.

9.6   No Inconsistent Agreements. Each Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or other similar agreement or arrangement, in each case with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Covered Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholders contained herein untrue or incorrect or have the effect of preventing the Stockholders from performing any of his obligations under this Agreement.

10.   Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Stockholders that:

10.1   Due Authority. Buyer has the full power and capacity to make, enter into and carry out the terms of this Agreement. Buyer is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Buyer’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Applicable Laws affecting creditors’ rights and remedies generally.

10.2   No Conflict; Consents.

(a)   The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations under this Agreement and the compliance by Buyer with the provisions hereof do not and will not: (i) conflict with or violate any Applicable Laws applicable to Buyer, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Buyer is a party or by which Buyer is subject.

(b)   No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the 1934 Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

10.3   Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Buyer, threatened against or affecting Buyer that would reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11.   Miscellaneous.

11.1   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Buyer shall have no authority to exercise any power or authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2   Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Each Stockholder shall, while this Agreement is in effect, notify Buyer promptly in writing of the number of any additional shares of Company Stock, any additional options, warrants or rights or other awards to purchase shares of Company Stock or other voting capital stock of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Stock or other voting capital stock or securities of the Company acquired (beneficially or of record) by such Person, if any, after the date hereof.

11.3   Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

11.4   Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense; provided, however, that in any Action to enforce this Agreement or the rights of Buyer hereunder, the prevailing party in such Action shall be entitled to receive its reasonable attorney’s fees and all other reasonable costs and expenses incurred in such Action.

11.5   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.5):

(i) if to the Stockholders, to the address set forth on Schedule A. With a copy to (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10018
Attention: Evan Rosen
Email: [***]

(ii) if to Buyer, to:

c/o EQT Partners Inc.
1114 Avenue of the Americas, 45th Floor
New York, NY 10036
Attention: Arvindh Kumar
Email: [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 5th Avenue

New York, New York 10153
Attention: Robert A. Rizzo; Raymond O. Gietz
Email: [***]; [***]

11.6   Enforcement; Exclusive Jurisdiction.

(a)   The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties’ rights in this Section 11.6 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 11.6.

(b)   In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 11.5.

11.7   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8   Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Buyer and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

11.9   Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Buyer and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.10   Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

11.11   Entire Agreement. This Agreement, including Schedule A, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the Parties any rights or remedies. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.12   Reliance. Each Stockholder understands and acknowledges that Buyer and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.13   Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract or Applicable Law are to that Contract or Applicable Law, as applicable, as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.14   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Buyer shall not relieve Buyer of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.15   Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.16   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

11.17   Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

11.18   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement; provided, however, that notwithstanding the foregoing, the Parties hereto acknowledge and agree that Buyer shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the termination of the representations, warranties, covenants and agreements made by the Stockholders, which breach (and all of the available remedies with respect thereto) shall expressly survive the termination of this Agreement. This Section 11.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the termination of this Agreement.

11.19   Termination. This Agreement shall terminate automatically without further action by any of the Parties and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time and (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided, however, that the provisions of this Section 11 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent Buyer from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

11.20   Waiver of Rights. No failure on the part of Buyer to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Buyer in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Buyer shall not be deemed to have waived any claim available to Buyer arising out of this Agreement, or any power, right, privilege or remedy of Buyer under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Bullseye FinCo, Inc.

By:	/s/ Adam Larsson
	Name:	Adam Larsson
	Title:	President

By:	/s/ Christiaan Snyders
	Name:	Christiaan Snyders
	Title:	Vice President & Treasurer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Flint A. Lane

FL 2009 GRAT FBO APL

By:	/s/ Kathryn E. Lane
	Name:	Kathryn E. Lane
	Title:	Trustee

FL 2009 GRAT FBO KML

By:	/s/ Kathryn E. Lane
	Name:	Kathryn E. Lane
	Title:	Trustee

FL 2009 GRAT FBO TKL

By:	/s/ Kathryn E. Lane
	Name:	Kathryn E. Lane
	Title:	Trustee

[Signature Page to Voting Agreement]

SCHEDULE A

Name	Owned Shares	Address (including email)

Flint A. Lane	17,897,386	520 Yucca Rd, Naples, FL 34102 Attention: Flint A. Lane Email: [***]

FL 2009 GRAT FBO APL	2,613,155.33	520 Yucca Rd, Naples, FL 34102 Attention: Flint A. Lane Email: [***]

FL 2009 GRAT FBO KML	2,613,155.33	520 Yucca Rd, Naples, FL 34102 Attention: Flint A. Lane Email: [***]

FL 2009 GRAT FBO TKL	2,613,155.33	520 Yucca Rd, Naples, FL 34102 Attention: Flint A. Lane Email: [***]